Exhibit 10.20

STRATA CRITICAL MEDICAL, INC. 2021 OMNIBUS INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
STRATA CRITICAL MEDICAL, INC., a Delaware corporation (the “Company”), hereby grants to the Participant named below an award (the “Award”) of Performance-Based Restricted Stock Units (“PSUs”), payable in shares of the Company’s Common Stock (the “Shares”). The terms and conditions of the Award are set forth in this Award Agreement (the “Agreement”) and the Strata Critical Medical, Inc. 2021 Omnibus Incentive Plan, which is attached hereto as Exhibit A (as amended and in effect from time to time, the “Plan”).

Date of Grant	[DATE]	Participant’s Name [NAME]

Target Number of PSUs	[X]

Performance Period	The period commencing on [●] and ending on [●] will be referred to as the “Performance Period”.
Vesting of PSUs

Subject to the (i) terms of the Plan, (ii) the forfeiture, cancellation, and rescission provisions of this Agreement and (iii) Participant complying with all Company policies, the Confidential Information, Invention Assignment and Arbitration Agreement by and between the Participant and the Company and all other agreements with the Company, the PSUs will become vested only if and to the extent the specified performance criteria established by the Committee for the Performance Period are achieved and the PSUs become earned (as further described in Appendix A of this Agreement and subject to the terms and conditions set forth therein). Except as is otherwise specifically provided in this Agreement, the vesting of earned PSUs is subject to the Participant’s continued employment with the Company and its Subsidiaries on the applicable Vesting Date (as defined below).

For purposes of this Agreement, the “Vesting Date” means the Determination Date on which the Committee determines that the Performance Target (as defined in Appendix A of this Agreement) has been achieved.

Except as otherwise provided in the Plan or this Agreement, any portion of this Award that is not earned and vested on the date of Participant’s Termination shall be forfeited. Unless the Company or Committee provides otherwise in writing, the Participant shall not receive vesting credit for any period after the Participant provides notice of resignation.

Payment Date	With respect to each PSU that vests in accordance with this Agreement and the Plan, the Participant will be entitled to receive one Share in the calendar year in which the applicable Vesting Date occurs.

The provisions of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. Except as otherwise expressly provided in this Agreement, in case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Please (i) review the rest of this Agreement, the Plan document, and (ii) execute this Agreement.

By executing this Agreement, you agree to be bound by the terms and conditions of this Agreement (including the terms under “Forfeiture of Award” and “Cancellation and Rescission”).

STRATA CRITICAL MEDICAL, INC.                PARTICIPANT

_____________________________
Name:                                    Name:
Title:                                    Date:

STRATA CRITICAL MEDICAL, INC. 2021 OMNIBUS INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

The following additional terms and conditions supplement the terms of the Plan and govern this Award of Performance-Based Restricted Stock Units:
Amount of PSU Payment	The vested PSUs shall be settled in Shares at the time set forth in the cover page, with each vested PSU (before withholding) equal to one Share.

Tax Withholding
The Award is subject to withholding for taxes at the time and in the amount determined by the Company and/or Service Recipient. Regardless of the amount withheld or reported, the Participant acknowledges that the Participant is responsible for all taxes in respect of the Award (other than the employer’s share of employment taxes) and such taxes may exceed the amount withheld, if any. None of the Company, the Service Recipient, or any of their Affiliates or Subsidiaries: (a) make any representations or undertakings regarding taxes in respect of the Award, including the grant of the Award, the vesting or settlement of the Award, the subsequent sale of any Shares acquired pursuant to the Award and the receipt of any dividends or dividend equivalents; or (b) commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for taxes.

The number of Shares delivered upon settlement will be reduced to cover withholding. The reduction will be based on the fair market value of the Shares when withholding is due.

If the Participant relocates to another jurisdiction, the Participant is responsible for notifying the Company of such relocation and is responsible for compliance with all applicable tax requirements. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company or the Service Recipient may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting this Award, the Participant expressly consents to withholding in multiple jurisdictions, in the amounts and in the manner as the Company determines to be required by Applicable Law and the Plan.

Effect of Termination
If, prior to the end of the Performance Period, and subject to clause (ii) below under the heading “Change in Control”, the Participant’s employment with the Company or its Subsidiaries is terminated, all then unvested PSUs shall be forfeited by the Participant to the Company without consideration as of the date of such termination of employment, and this Agreement shall terminate without payment in respect thereof; provided, that, (i) if the Participant’s employment with the Company or its Subsidiaries is terminated for any reason other than by the Company for Cause or voluntarily by the Participant without Good Reason, after the end of any period in which any PSUs are earned and in which the Participant is fully employed for the entire duration, but before the applicable Vesting Date for such earned PSUs, the PSUs that are earned based on the level of achievement during such period (as determined by the Committee on the applicable Determination Date) shall remain outstanding following such termination of employment and shall be eligible to vest on the applicable Vesting Date, and (ii) if, prior to the end of the Performance Period, the Participant’s employment with the Company or its Subsidiaries is terminated for any reason other than by the Company for Cause or voluntarily by the Participant without Good Reason, subject to the Participant’s execution of an effective release of claims in favor of the Company as required pursuant to Section 5.1 of the Company’s Change in Control Severance Plan, the PSUs shall remain outstanding following such termination of employment and shall be eligible to vest on the applicable Vesting Date to the extent (if any) earned based on actual performance during the Performance Period, on a pro-rated basis (rounded to the nearest whole number of PSUs), determined based on the ratio (not to exceed 100%) of (A) the sum of (x) the number of days of the Participant was employed during the portion of the Performance Period ending on the date of such termination and (y) 548 days to (B) the number of days in the Performance Period.

Change in Control
If a Change in Control occurs during the Performance Period:
(i) and the PSUs are not assumed, continued, or restricted securities of equivalent value are not substituted for the PSUs by the Company or its successor in accordance with Section 10 of the Plan and the Participant is employed with the Company or any of its Subsidiaries on the effective date of the Change in Control, then on the effective date of the Change in Control the Participant shall become vested in one hundred percent (100%) of the then unvested PSUs;

(ii) and the PSUs are assumed, continued or substituted by the Company or its successor in accordance with Section 10 of the Plan and the Participant’s employment by the Company or any of its Subsidiaries (or any successors thereto) is involuntarily terminated by the Company and its Subsidiaries without Cause, terminated by the Participant for Good Reason, or terminates due to the Participant’s death or Permanent Disability, then the Participant shall become vested in one hundred percent (100%) of the then unvested PSUs upon the date of such termination of employment.

“Good Reason” shall mean the Participant’s resignation within thirty (30) days following the expiration of any Service Recipient cure period (discussed below) following the occurrence of one or more of the following, without the Participant’s express written consent: (i) a material reduction of the Participant’s duties, or responsibilities, provided, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless the Participant’s new duties are materially reduced from the Participant’s prior duties; (ii) a material reduction in the Participant’s base salary (for clarity, a reduction by ten percent (10%) or more will be considered a material reduction); provided, that an across the board base salary reduction to all senior executives of the Company will not be grounds for Good Reason; or (iii) a material change in the geographic location of the Participant’s primary work facility or location; provided, that a relocation of less than thirty (30) miles from the Participant’s then present location will not be considered a material change in geographic location. The Participant will not resign for Good Reason without first providing the Service Recipient with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a cure period of not less than thirty (30) days following the date of such notice.

Dividend Equivalents	The Participant shall be entitled to accrue dividend equivalents with respect to the Shares underlying the PSUs. For each Share, the Participant shall accrue a right to receive cash or share dividends for which the record date is after the Date of Grant and before the Award is settled. Such amounts shall be subject to the same forfeiture and vesting conditions as the underlying Shares, and shall be paid (if at all) at the same time as the PSUs are settled, applying the same vesting percentage as applies for the Shares.

Cancellation and Rescission for Detrimental Activity
Notwithstanding any other provision of the Plan or this Agreement, the Participant acknowledges and agrees that the Company may cancel, rescind, suspend, withhold, modify, amend or otherwise limit or restrict this Award (whether vested or not vested) at any time if the Participant is not in compliance with all applicable provisions of the Agreement and the Plan, or if the Participant engages in any Detrimental Activity (as the term is defined in the Plan). The Participant further acknowledges and agrees that, if the Participant engages in Detrimental Activity, as determined by the Committee in its sole discretion, whether during the Participant’s employment or service with the Service Recipient or following Termination, the Committee may, in its sole discretion and to the extent permitted by Applicable Law, provide for the cancellation of any or all of the Participant’s outstanding Awards and/or forfeiture by the Participant of any gains realized on the vesting or settlement of the Award, and repayment of any such gain promptly to the Company.

The Participant agrees that the cancellation, rescission and recoupment provisions of this Agreement are reasonable and agrees not to challenge the reasonableness of such provisions, even where forfeiture of this Agreement and/or recoupment of any gain hereunder is the penalty for violation; provided that the Participant may challenge the reasonableness of any forfeiture and/or recoupment that occurs after a Change in Control.

No Employment Rights	The grant of the Award shall not be interpreted to form an employment contract between the Participant and the Company and/or the Service Recipient.

Discretionary Nature of Award	The Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, canceled or terminated by the Company, in its sole discretion, at any time. The grant of this Award under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of PSUs or any other forms of Awards permitted under the Plan or other benefits in lieu thereof in the future. Future grants, if any (and the terms thereof), will be at the sole discretion of the Company. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment or service with the Service Recipient.

Extraordinary Benefit	The Participant’s participation in the Plan is voluntary. The value of this Award and any other Awards granted under the Plan is an extraordinary item of compensation outside the scope of the Participant’s employment (and the Participant’s employment contract, if any). Any grant under the Plan, including the grant of the Award, is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, holiday pay, pension, or retirement benefits or similar payments.

Value of Benefit	The future value of the Award is unknown and cannot be predicted with certainty. The Company shall not be liable for any foreign exchange rate fluctuation, where applicable, between the Participant’s local currency and the United States dollar or any other event that may affect the value of the Award or of any amounts due to the Participant pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

No Public Offering	The grant of this Award is not intended to be a public offering of securities. No employee of the Company or its Subsidiaries or Affiliates is permitted to advise the Participant on whether the Participant should acquire Shares under the Plan and provide the Participant with any legal, tax or financial advice with respect to the grant of this Award. The acquisition of Shares involves certain risks, and the Participant should carefully consider all risk factors and tax considerations relevant to the acquisition and disposition of Shares under the Plan. Further, the Participant should carefully review all of the materials related to this Award and the Plan, and the Participant should consult with the Participant’s personal legal, tax and financial advisers for professional advice in relation to the Participant’s personal circumstances.

Insider Trading Laws	By participating in the Plan, the Participant expressly agrees to comply with the Company’s insider trading policies and all Applicable Laws related to insider trading and fair dealing. Any restriction under Applicable Law is separate from and in addition to the restrictions imposed under Company policies. The Participant expressly acknowledges and agrees that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should consult the Participant’s personal adviser for additional information on any trading restrictions that may apply to the Participant.

Recoupment
Notwithstanding any other provision of this Agreement, the Participant acknowledges and agrees that this Award, any Shares acquired pursuant thereto and/or any amount received with respect to any sale of such Shares are subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any recoupment policy that the Company, the Service Recipient, or any of their Subsidiaries or Affiliates may establish or adopt (“Recoupment Policy”), in each case as in effect and amended from time to time. The Participant agrees and consents to the Company’s application, implementation and enforcement of (a) the Recoupment Policy, and (b) any provision of Applicable Law relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate the Recoupment Policy (as applicable to the Participant) or Applicable Law without further consent or action being required by the Participant. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Participant’s Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company. To the extent that the terms of this Agreement and the Recoupment Policy conflict, the terms of the Recoupment Policy shall prevail. The provisions of this paragraph are in addition to, and not in lieu of, any provisions of this Agreement and/or the Plan relating to forfeiture and recoupment resulting from the Participant engaging in Detrimental Activity.

Electronic Delivery	The Company may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Data Privacy
The Company is located at New York, New York, United States of America and grants Awards under the Plan to employees of the Company and its Subsidiaries and Affiliates in its sole discretion. In conjunction with the Company’s grant of the Awards under the Plan and its ongoing administration of such Awards, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of this Award, the Participant expressly and explicitly consents to the personal data activities as described herein.

(a)Data Collection, Processing and Usage. The Company collects, processes and uses the Participant’s personal data, including the Participant’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Awards or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Service Recipient. In granting the Awards under the Plan, the Company will collect the Participant’s personal data for purposes of allocating Shares in settlement of the Awards and implementing, administering and managing the Plan.  The Company’s legal basis for the collection, processing and usage of the Participant’s personal data is the Participant’s consent.

(b)Stock Plan Administration Service Provider. The Company may transfer the Participant’s personal data to an independent service provider in the United States of America to assist the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”).  The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the Plan.  The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant’s ability to participate in the Plan.

(c)Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary.  The Participant may deny or withdraw the Participant’s consent at any time.  If the Participant does not consent, or if the Participant later withdraws the Participant’s consent, the Participant may be unable to participate in the Plan.  This would not affect the Participant’s existing employment or salary; instead, the Participant merely may forfeit the opportunities associated with the Plan.

Successors and Assigns	The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors and administrators.

Additional Requirements

The Company reserves the right to impose other requirements on the Award, any Shares acquired pursuant to the Award and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

Severability	The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

Interpretation and Construction
This Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in the Agreement or the Plan) shall be binding and conclusive.

All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Agreement (including the provisions relating to Termination) shall be made in the Committee’s sole discretion. Determinations made under this Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

Section 409A of the Code	Although the Company does not guarantee the particular tax treatment of the PSUs granted under this Agreement, the grant of PSUs under this Agreement is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and this Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. To the extent any payment made under this Agreement constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code, the provisions of Section 12(t) of the Plan shall apply.

Entire Understanding	This Agreement and the terms of the Plan constitute the entire understanding between the Participant and the Company and its Subsidiaries and Affiliates regarding this Award. Any prior agreements, commitments, or negotiations concerning this Award are superseded.

Participant’s Acknowledgement and Agreement	By accepting the grant of the Award, the Participant acknowledges that the Participant has read this Agreement and the Plan and the Participant specifically accepts and agrees to the provisions therein.

APPENDIX A
PERFORMANCE CRITERIA
1.Number of PSUs Eligible to Vest for the Performance Target. The applicable percentage of the PSUs subject to the Agreement that are eligible to vest with respect to the achievement of the Performance Target is set forth below. Any PSUs eligible to vest with respect to the Performance Target that are determined to have not vested because the applicable level of performance was not achieved shall be automatically forfeited upon the determination of the Committee following the Performance Period without the payment of any consideration to the Participant.
2.Performance Target. The specified performance criteria set forth in this Appendix A, as interpreted in accordance with this Appendix A, will be referred to as the “Performance Target”. The total number of PSUs that will vest shall be determined based on the level of achievement of the Performance Target, as set forth below.
The Committee reserves the right to adjust the established Performance Target (or specified achievement levels thereof) for the impact of unusual and nonrecurring significant events, including, but not limited to new business investment, business continuity disruptions, restructuring initiatives, mergers and acquisitions, financing, litigation, regulatory matters, accounting changes and currency or interest rate fluctuation in its discretion in a manner as reasonably determined by the Committee to preserve the original economic intent of the Performance Target without diluting or enlarging the Participants’ rights thereunder.
a.[[●] Performance Target. [●]% of the Target Number of PSUs set forth on the cover page to the Agreement are allocated to the [●] Performance Target (the “[●] PSUs”). The number of [●] PSUs that will become earned shall be calculated by multiplying the [●] PSUs by the applicable percentage determined in accordance with the following payout schedule:

	[●]	Payout (% of [●] PSUs)
Threshold	[●]	[●]%
Target	[●]	[●]%
Maximum	[●]	[●]%

For performance between the target and maximum achievement levels of the [●] Performance Target, the applicable payout percentage will be determined using straight-line interpolation between the target and maximum achievement levels. For performance between the threshold and target achievement levels of the [●] Performance Target, the applicable payout percentage will be the payout percentage for performance at the threshold achievement level.]
3.Determination of Level of Achievement of Performance Targets. Following the end of the Performance Period, the Committee will determine the level at which the Performance Target has been achieved, and shall calculate the corresponding number of PSUs that will become earned in accordance with the terms of this Appendix A. Such determination shall occur as soon as practicable following the end of the Performance Period, and the Committee shall approve in writing the extent to which the Performance Target has been achieved and the corresponding number of PSUs becoming earned based on the level of achievement of the Performance Target (the date of such approval, the “Determination Date”). All determinations with respect to whether and to the extent to which the Performance Target has been achieved (including calculation of the corresponding number of PSUs that will become earned, if any, with respect to that level of achievement) shall be made by the Committee in its sole discretion.

EXHIBIT A
STRATA CRITICAL MEDICAL, INC.
2021 OMNIBUS INCENTIVE PLAN
[Attached]